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                                 EXHIBIT 10.79
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                                                                EXHIBIT 10.79
February 22, 1996

Michael V. Roberts
Chairman and CEO
Roberts Broadcasting Company
1408 North Kings Highway, Suite 300
St. Louis, Missouri 63113

Dear Mr. Roberts:

Paxson Communications Corporation, through an affiliated entity to be formed ("Paxson"), hereby proposes to become a Member with a fifty percent (50%) equity interest in Roberts Broadcasting of Salt Lake City, L.L.C., a Delaware limited liability company ("Roberts L.L.C." or the "Company"). Roberts Broadcasting Company of Utah, a Delaware corporation ("Roberts Utah"), shall become the other Member of Roberts L.L.C., and shall hold the remaining fifty percent (50%) equity interest in Roberts L.L.C. Roberts Utah intends to purchase the Federal Communications Commission ("FCC")-issued construction permit (the "Permit") for unbuilt television station KZAR-TV on Channel 16 at Provo, Utah (the "Station"), from Royal Television of Utah, Inc. ("Seller") pursuant to an Asset Purchase Agreement, dated as of September 5, 1995, by and between Roberts Utah and Seller (the "Purchase Agreement"). Paxson will participate in this endeavor pursuant to the following terms and conditions:

1. The Operating Agreement of Roberts L.L.C. (the "Operating Agreement") shall conform with the provisions of the Delaware Limited Liability Company Act, and among other terms customary in agreements of this nature, shall include the following terms:

         (a) The purpose of Roberts L.L.C. shall be (a) to construct, maintain, operate, promote, sell, dispose and otherwise develop the Station, and (b) to do all other lawful things necessary, appropriate, or advisable in connection with these purposes.
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Michael V. Roberts
Roberts Broadcasting Company
February 22, 1996
Page 2

         (b) Roberts L.L.C. shall be empowered to do all lawful acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes

         (c) Paxson shall make a capital contribution of Eight Hundred Fifty Thousand Dollars ($850,000) to Roberts L.L.C.(the "Payment"), which shall be used to finance the purchase of the Permit from Roberts Utah for $850,000.

         (d) Paxson shall make a loan to Roberts L.L.C. of Two Million Nine Hundred and Three Thousand Dollars ($2,903,000) (the "Loan"), which shall be evidenced by a Loan Agreement as well as a Promissory Note and appropriate security documents to be agreed upon by the parties. The Loan shall be used exclusively for construction-related costs for the Station. In addition, Paxson shall make a loan to Roberts L.L.C. of Two Hundred Seventy Five Thousand Dollars ($275,000) for the acquisition of a television site on No- Name Mountain in New Mexico.

         (e) Roberts Utah shall make a capital contribution of the Permit to Roberts L.L.C., shall undertake the construction of the Station's facilities and shall manage the Station following completion of construction and receipt of all governmental authorizations.

         (f) Subject to certain defined limitations, the Members shall conduct the activities and affairs of Roberts L.L.C. through a Management Committee. The Management Committee shall have full and complete charge of all affairs of Roberts L.L.C.

         (g) The Management Committee shall be composed of two Managers, with one appointed by Paxson and the other appointed by Roberts Utah. Any action taken by the Management Committee on behalf of Roberts L.L.C. shall be taken by simple majority vote.

         (h) Among other limitations, the Management Committee may not, without the consent of the Members, cause Roberts L.L.C. to sell or otherwise dispose of, or agree to sell or otherwise dispose of, all or substantially all of the assets of Roberts L.L.C., except at a liquidation sale upon dissolution of the Company in accordance with the Operating Agreement.

         (i) Members may lend additional funds to Roberts L.L.C. on terms and conditions to be agreed by Management Committee.
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Michael V. Roberts
Roberts Broadcasting Company
February 22, 1996
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         (j)     Roberts L.L.C. shall pay all costs and expenses related to
                 Roberts L.L.C.'s business, including financing costs and related expenses, all costs of construction of the Station and improvements on Roberts's L.L.C.'s property or leaseholds, management, leasing, and loan placement fees, and operating expenses.

         (k) Roberts Utah shall be designated the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Internal Revenue Code of 1986 as amended.

         (l) The principal office of Roberts L.L.C. shall be located at the offices of Roberts Broadcasting Company, 1408 N. Kingshighway, Suite 300, St. Louis, Missouri 63113. The Management Committee shall take all necessary actions to cause Roberts L.L.C. to be authorized to conduct business legally in all appropriate jurisdictions.

         (m) Each Member shall be liable under the Operating Agreement for willful misconduct, recklessness, and gross negligence with respect to the business of Roberts L.L.C.

         (n) No Member or Manager of Roberts L.L.C. shall be obligated personally for any debts, obligations or liabilities of Roberts L.L.C. solely by reason of being a Member or Manager, except to the extent as otherwise required by law.

         (o) Members shall not sell, assign, pledge, or otherwise encumber or transfer all or any part of their interest in Roberts L.L.C. to any third person, except an affiliate, without the prior written consent of the other Members.

         (p) Roberts L.L.C. will not sell, transfer, assign, or otherwise dispose of any material part of the assets of the Station, including a disposition upon the dissolution and the liquidation of Roberts L.L.C., without providing Paxson a right of first refusal.

         (q) Upon the dissolution of Roberts L.L.C., the Management Committee, or if there is none, an entity selected by a majority in interest of the remaining Members, shall act as liquidating trustee to wind up the affairs of Roberts L.L.C.
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Michael V. Roberts
Roberts Broadcasting Company
February 22, 1996
Page 4

2. Paxson shall deposit with First Union National Bank, the sum of Fifty Thousand Dollars ($50,000) upon execution of the Operating Agreement (the "Deposit") pursuant to an Escrow Deposit Agreement, among the parties. In the event that Paxson wrongfully fails to close and Roberts Utah has fully complied with the terms of the Operating Agreement, then only in that even Paxson shall forfeit the Deposit to Roberts Utah as liquidated damages and as the exclusive remedy of Roberts Utah against Paxson.

3. The parties shall in good faith endeavor to prepare and negotiate the Operating Agreement and loan documents acceptable to each party in its discretion, to be executed by Paxson and Roberts Utah no later than March 20, 1996. If the Operating Agreement and loan documents are not executed by March 20, 1996, then the terms of this letter shall expire without any liability to either Paxson or Roberts Utah.

4. Paxson shall not be obligated to execute the Operating Agreement or loan documents if there is a material adverse change in the Station's Permit or construction during the period from the date of execution until the closing of the transactions contemplated by the Purchase Agreement.

5. Paxson and Roberts Utah each agree that it will use its best efforts to keep confidential (except for disclosure requirements of federal or state securities laws and securities markets along with such disclosure to attorneys, bankers, underwriters investors, etc. as may be appropriate in the furtherance of this transaction) all information of a confidential nature obtained by it from the other (including the terms of this proposal and the identity of Paxson) in connection with the transactions contemplated by this letter, and in the event that such transactions are not consummated, will return to the other all documents and other materials obtained from the other in connection therewith.

6. Paxson and Roberts Utah shall jointly prepare and determine the timing of, any press release, or other announcement to the public or the news media relating to the execution of this letter. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this letter without the prior consent of each other party hereto, except that any party may make any disclosure required to be made by it under applicable law (including federal or state securities laws and the regulations of securities markets) if it determines in good faith that it is appropriate to do so and gives prior notice to each other party hereto.
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Michael V. Roberts
Roberts Broadcasting Company
February 22, 1996
Page 5

7. Roberts Utah agrees that until March 20, 1996, or earlier if the parties mutually determine that they are unable to enter into the Operating Agreement and loan documents, it shall not offer or seek to offer, or entertain or discuss any offer, to sell any interest in the Permit or the Station to any third party.

8. Neither this letter nor the acceptance hereof is intended to, and nor shall it create a binding legal obligation, and the understanding set forth herein is subject to the execution of the Operating Agreement and loan documents.

9. Paxson may assign its rights and obligations under this letter to an affiliated entity, upon which assignment Paxson's rights and obligations hereunder shall terminate. Such affiliated entity shall be the signatory to the Operating Agreement and the loan documents.

10. This proposal shall expire at 5:00 P.M., Eastern Standard Time on February 23, 1996, unless earlier accepted by Roberts Utah. Acceptance by Roberts Utah shall be evidenced by the signature of President of Roberts Utah on this Letter of Intent provided to Paxson prior to 5:00 P.M., February 23, 1996.

This letter may be signed in counterparts, all of which taken together shall constitute one instrument, and any of the parties hereto may execute this letter by signing any such counterpart. This letter shall become effective upon execution by all parties hereto.

Please indicate your acceptance of the terms and conditions of this proposal by signing in the space provided below.

Paxson Communications Corporation                  Roberts Broadcasting of Utah



By: /s/ William L. Watson                          By: /s/ Michael V. Roberts
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